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                                                                     EXHIBIT 8.1




              [CURTIS, MALLET-PREVOST, COLT & MOSLE LLP LETTERHEAD]




                                                              October 11, 2001

Century Aluminum Company
2511 Garden Road, Suite 200
Monterey, CA 93940


         Re: Exchange Offer for $325,000,000 of 11 -3/4% Senior Secured First Mortgage Notes due 2008


Dear Gentlemen:

                  We have acted as special counsel to Century Aluminum Company (the "Company") and each of the following entities who have guaranteed the Old Notes (as defined below) and the New Notes (as defined below): Century Aluminum of West Virginia, Inc. ("Century WV"), Berkeley Aluminum, Inc. ("Berkeley"), Century Kentucky, Inc. ("Century KY"), and Skyliner, Inc. ("Skyliner"), each a Delaware corporation, Virgin Islands Alumina Corporation, LLC ("Vialco"), a Delaware limited liability company (Century WV, Berkeley, Century KY, Skyliner and Vialco being individually referred to as a "Delaware Guarantor" and collectively as the "Delaware Guarantors"), Century Aluminum of Kentucky LLC ("Century KY LLC"), a Delaware limited liability company, Metalsco, Ltd. ("Metalsco"), a Georgia corporation, and NSA, Ltd. ("NSA"), a Kentucky limited partnership (each Delaware Guarantor, Metalsco and NSA being individually referred to as a "Guarantor" and collectively as the "Guarantors") (together with the Company, the "Registrants") in connection with the offer (the "Exchange Offer") to exchange an aggregate principle amount of up to $325,000,000 of 11 -3/4% Senior Secured First Mortgage Notes due 2008 (the "Old Notes") for up to $325,000,000 of 11 -3/4% Senior Secured First Mortgage Notes due 2008 (the "New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission"). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement."

                  You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Registration Statement and such other documents as we deemed necessary.
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                                                       Century Aluminum Company.
                                                                October 11, 2001


                                     Page 2


                  On the basis of the foregoing, it is our opinion that the exchange of an Old Note by a U.S. holder (as defined in the Registration Statement) for an New Note pursuant to the Exchange Offer will not constitute a taxable "exchange" for United States federal income tax purposes. A U.S. holder will have the same tax basis and holding period in the New Note as it did in the Old Note at the time of the exchange.

                  The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures, and announcements, existing judicial decisions and other applicable authorities. No tax ruling has been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or that a court would reach the same conclusion. We express no opinion concerning any tax consequences of the Exchange Offer except as expressly set forth above.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to this firm and the inclusion of our opinion in the section entitled "Material United States Federal Income Tax Considerations" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                    Very truly yours,


                                    /s/ Curtis, Mallet-Prevost, Colt & Mosle LLP




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